SUB-ITEM 77D:
POLICIES WITH RESPECT TO SECURITY INVESTMENTS

Effective August 1, 2012, the Aggressive Growth Allocation Strategy’s allocation of portfolio investments was modified to be as follows:

Asset Class	Investment Range (Percentage of the Aggressive Growth Allocation Strategy’s Assets)
Underlying Equity Funds	70-90%
U.S. Equities
International Equities
Emerging Market Equities
(All Market Capitalizations)

Underlying Fixed Income Funds	10-30%
U.S. Investment Grade Bonds
U.S. High Yield Bonds
U.S. Floating Rate Securities (including bank loans)
International Bonds
Emerging Market Bonds

Underlying Money Market Investments	0-20%